SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 1, 2008
Date of Report (Date of earliest event reported)
COLLECTIVE BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)
DELAWARE
(State or Other Jurisdiction of Incorporation)

1-14770	43-1813160
(Commission File Number)	(IRS Employer Identification No.)
3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207
(Address of Principal Executive Office) (Zip Code)
(785) 233-5171
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On December 1, 2008, Collective Brands, Inc. (the “Company”) announced the election of Douglas G. Boessen, as Division Senior Vice President, Chief Financial Officer and Treasurer effective November 30, 2008. Mr. Boessen is 46 years old and served as Vice President — Corporate Controller from January 2004 through December 2008. Prior to that he served as Vice President — Financial Planning & Analysis from 2000 to 2004, Director — Strategic Planning from 1999 to 2000 and Associate Controller from 1997 to 1999. Prior to joining the Company, he served as Senior Manager for Arthur Andersen LLP.
There are no arrangements or understanding between Mr. Boessen or any other person(s) pursuant to which he was selected as an officer, and the Company has not entered into, nor has any currently proposed plans to enter into, any transactions in which Mr. Boessen has or will have a direct or indirect material interest. In addition, there are no family relationships between Mr. Boessen and any other director or executive officer of the Company.
The Company and Mr. Boessen entered into an employment agreement effective November 30, 2008 (the “Employment Agreement”) providing that Mr. Boessen will be employed in the position of Division Senior Vice President, Chief Financial Officer and Treasurer of the Company.
Under the Employment Agreement, Mr. Boessen will receive an initial annual base salary of $300,000. Mr. Boessen will be eligible to participate in the annual and long-term cash incentive bonus programs and arrangements established for executives of the Company and the Company’s benefit plans and arrangements. Mr. Boessen will receive a grant of 713 shares of common stock which is subject to performance vesting requirements, 3,400 stock appreciation rights with ratable vesting over 3 years and a 200% appreciation cap. Mr. Boessen will also be eligible for future grants of restricted stock, stock-settled appreciation rights, and stock options and other equity based awards as may be made under the terms of the Company’s equity incentive plan(s).
The term of the Employment Agreement is initially scheduled to end on May 31, 2010. However, beginning on December 1, 2008, the Contract Term will be automatically extended each day by one day, until either party delivers to the other written notice of non-renewal.
If during the Employment Agreement term Mr. Boessen’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement), he will be entitled to (i) a severance payment equal to 1.5 times his then-current base salary payable in a lump sum (provided that Ms. Boessen is not in violation with the non-compete, non-solicitation, confidentiality and work product provisions of the Employment Agreement), (ii) the amount of any annual award payable to him under Company’s Incentive Plan for senior executives of the Company (the “Incentive Plans”) for the fiscal year in which his employment is terminated, prorated by the number of days she is actively employed in that fiscal year divided by the number of days in the fiscal year, and payable no later than 2 1/2 months from the end of the Company’s fiscal year, (iii) the long-term portion of his cash incentive bonus that would be payable under the terms of the Incentive Plans, (iv) any equity-linked awards consistent with the terms of the applicable award agreements, (iv) a special payment which is the equivalent, before taxes, to the portion paid by the Company towards 18 months of COBRA, and (v) executive level outplacement services.
Mr. Boessen is subject to non-competition and non-solicitation covenants during the term of the Employment Agreement and for a period of eighteen months following termination of employment. Mr. Boessen has also agreed to not use or disclose any Company confidential information and to assign all rights to any work products created by him.
A copy of the Company’s press release announcing the appointment of Mr. Boessen to the position of Division Senior Vice President, Chief Financial Officer and Treasurer is attached hereto as Exhibit 99.1 and incorporated herein by reference. The above discussion regarding his employment agreement is qualified by reference to the agreement filed as exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
          Exhibits.

EXHIBIT #	DESCRIPTION

10.1	Employment Agreement with Doug Boessen made as of November 30, 2008

99.1	Press Release dated December 1, 2008

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTIVE BRANDS, INC.
Date: December 1, 2008	By:	/s/ Douglas J. Treff
Douglas J. Treff
Executive Vice President Chief Administrative Officer

EXHIBIT INDEX

EXHIBIT #	DESCIPTION

10.1	Employment Agreement with Douglas Boessen made as of November 30, 2008

99.1	Press Release dated December 1, 2008